        As filed with the Securities and Exchange Commission on August 8, 1997
                                                   Registration No. 33-85416-A
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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                            POST-EFFECTIVE AMENDMENT NO. 1
                                          TO
                                      FORM SB-2
                                          ON
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                              --------------------------

                                 SUNPHARM CORPORATION
                (Exact name of registrant as specified in its charter)

               DELAWARE                                F593097048
     (State or other jurisdiction of               (I.R.S. Employer
     incorporation or organization)              Identification Number)

                             4651 SALISBURY ROAD, SUITE 205
                              JACKSONVILLE, FLORIDA 32256
                                    (904) 296-3320
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     STEFAN BORG
                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            4651 SALISBURY ROAD, SUITE 205
                             JACKSONVILLE, FLORIDA 32256
                                    (904) 296-3320
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                              --------------------------

                                      Copies to:
                                   JEFFREY L. WADE
                                ANDREWS & KURTH L.L.P.
                           2170 BUCKTHORNE PLACE, SUITE 150
                              THE WOODLANDS, TEXAS 77380
                                    (713) 220-4801

                              --------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   / /

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

PROSPECTUS

                                 SUNPHARM CORPORATION

                           1,485,000 SHARES OF COMMON STOCK
             ISSUABLE UPON EXERCISE OF WARRANTS AND UNIT PURCHASE OPTIONS

                            110,000 WARRANTS ISSUABLE UPON
                          EXERCISE OF UNIT PURCHASE OPTIONS

                            165,715 SHARES OF COMMON STOCK
                           OFFERED BY SELLING STOCKHOLDERS

     This Prospectus relates to (A) the offering by SunPharm Corporation, a Delaware corporation (the "Company" or "SunPharm"), of (i) up to 1,265,000 shares of its Common Stock, par value $.001 per share ("Common Stock"), issuable upon the exercise of outstanding warrants to purchase Common Stock ("Warrants"),
(ii) 110,000 Units ("Units"), each consisting of one share of Common Stock and one Warrant, issuable upon exercise of outstanding options to purchase such Units ("Unit Purchase Options") and (iii) 110,000 shares of Common Stock that may be issuable upon exercise of Warrants issuable upon exercise of Unit Purchase Options; and (B) the resale by the Selling Stockholders of up to 165,715 shares of Common Stock issuable upon the exercise of certain outstanding warrants (the "Selling Stockholder Warrants"). The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders other than the applicable exercise price per share of such warrants. The Company's Common Stock and Warrants are traded on The Nasdaq Small Cap Market under the symbols "SUNP" and "SUNPW" respectively. On August 7, 1997, the last reported sales price of the Common Stock was $2.72 per share and the last reported sales price of the Warrants was $0.25.

     Each Warrant entitles the holder to purchase one share of Common Stock at $8.75 per share from the date of issuance through January 12, 1998. The Warrants are subject to redemption by the Company commencing January 12, 1996 at $.05 per Warrant upon 30 days' written notice, provided the closing bid price of the Common Stock exceeds $12.25 per share for 20 consecutive trading days ending within five days of the date of notice of redemption. Each Unit Purchase Option entitles the holder thereof to purchase one Unit, consisting of one share of Common Stock and one Warrant, at an exercise price of $11.20 per Unit at any time after January 12, 1996 and before January 12, 2000.

     The shares of Common Stock offered by the Selling Stockholders may be sold from time to time in ordinary brokerage transactions in the over-the-counter market or in privately negotiated transactions, through agents or directly to one or more purchasers, at the prevailing market price, at prices related to such prevailing market prices, at fixed prices which may be changed or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares of Common Stock offered hereby to or through agents, underwriters or broker-dealers, and such persons may require compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser of such shares of Common Stock. See "Plan of Distribution."

     All expenses of registration incurred in connection with the shares of Common Stock offered hereby will be paid by the Company. All selling and other expenses incurred by the Selling Stockholders will be paid by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities under the Securities Act of 1933, as amended.

                             --------------------

                          THESE ARE SPECULATIVE SECURITIES.
             THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
               AND IMMEDIATE SUBSTANTIAL DILUTION.  SEE "RISK FACTORS"
                         COMMENCING ON PAGE 4 AND "DILUTION."

                             --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

                The date of this Prospectus is August 8, 1997

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a registration statement, as amended, on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock and Warrants offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to hereafter are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof are available for inspection and copying at the Commission's offices as described above.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

     1. The Company's Annual Report on Form 10-KSB (File No. 0-27578) for the year ended December 31, 1996.
     2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997.
     3.   The Company's Current Report on Form 8-K dated April 14, 1997.
     4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on January 18, 1996.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing thereof.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained therein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Requests for such copies should be directed to the Company at its principal executive offices: SunPharm Corporation, 4651 Salisbury Road, Suite 205, Jacksonville, Florida 32256, (904) 296-3320,
Attention: Stefan Borg.

                                     THE COMPANY

     THE FOLLOWING IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDING "RISK FACTORS" APPEARING ELSEWHERE IN THIS PROSPECTUS AND THE FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCORPORATED BY REFERENCE HEREIN (THE "ANNUAL REPORT"). EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" BEGINNING AT PAGE 4 OF THIS PROSPECTUS AND THOSE DISCUSSED IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" CONTAINED IN THE ANNUAL REPORT, AS WELL THOSE DISCUSSED ELSEWHERE IN THE PROSPECTUS, THE ANNUAL REPORT OR ANY OTHER DOCUMENT INCORPORATED BY REFERENCE HEREIN PRIOR TO THE TERMINATION OF THE OFFERING.

     SunPharm Corporation ("SunPharm" or the "Company") is a development stage company engaged in the development of small molecule pharmaceutical products, consisting of novel polyamine analogues and other proprietary compounds invented at the University of Florida and licensed exclusively worldwide to the Company. The Company's drug development efforts are centered around three main areas: (i) cancer, (ii) acquired immunodeficiency syndrome ("AIDS") and (iii) gastrointestinal disorders. The Company currently has 13 potential products in various stages of research or development.

     Three of the Company's polyamine analogue products are in Phase I or II human clinical trials. Diethylhomospermine ("DEHOP") is currently in Phase II human clinical trials for the treatment of AIDS-related chronic diarrhea. DEHOP is also in a Phase I clinical trial for cancer, commenced in September 1996 under the supervision of the University of Wisconsin through a federal grant from the National Cancer Institute. Another of the Company's products, diethylnorspermine ("DENSPM"), recently reached the maximum tolerated dose in a Phase I human clinical trial for the treatment of refractory solid cancer. The Investigational New Drug ("IND") application relating to DENSPM was transferred to the Company's strategic alliance partner, Warner-Lambert Company ("Warner-Lambert"). Warner-Lambert is expected to commence Phase II clinical trials of DENSPM in the second half of 1997.

     The Company's strategy is to develop products both independently and through strategic alliances, pursuant to which the Company will seek financial, preclinical and clinical trial and marketing assistance from larger pharmaceutical companies for drugs with broad market potential, while retaining parallel manufacturing and/or marketing rights for all or part of those markets. Consistent with this strategy, the Company sublicensed worldwide rights (excluding Japan) to manufacture and market DENSPM for all cancer applications to Warner-Lambert in May 1993 and sublicensed such rights in Japan to Nippon Kayaku Co., Ltd. ("Nippon Kayaku") in February 1994. Warner-Lambert and Nippon Kayaku have agreed to make staged payments to SunPharm for license fees and research and development milestones, of which an aggregate of $2.85 million has been paid to date, and to pay royalties for sales of products incorporating DENSPM. In addition, Warner-Lambert and Nippon Kayaku have agreed to fund and administer all further human clinical trials which may be conducted for DENSPM.

     The Company was incorporated in Delaware in 1990 as Lexigen, Incorporated and in 1991 changed its name to SunPharm Corporation. The Company's principal executive offices are located at 4651 Salisbury Road, Suite 205, Jacksonville, Florida 32256 (telephone number (904) 296-3320). SunPharm supports a principal research facility at the University of Florida in Gainesville, Florida.

                                 RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OR WARRANTS.

DEVELOPMENT STAGE COMPANY

     The Company is in the development stage and has realized only limited revenues, all of which have been derived from payments from Warner-Lambert and Nippon Kayaku in connection with license fees and achieving identified research milestones with respect to DENSPM. The Company has generated no revenues from product sales, and it does not expect to generate revenue from product sales for at least several years. The Company has incurred net losses since commencement of its operations and it expects to continue to incur losses for the foreseeable future. As of June 30, 1997, the Company had an accumulated deficit of $13.5 million. Moreover, there can be no assurance that the Company will successfully complete the transition from a development company to successful operations and/or profitability.

NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT OR COMMERCIALIZATION

     Since its inception, the Company has devoted its efforts exclusively to the research and development of potential pharmaceutical products based primarily upon its licensed polyamine analogue and metal chelator technologies. While one of the Company's polyamine analogues, DEHOP, is presently in Phase II human clinical trials, and another analogue, DENSPM, has competed Phase I human clinical trials, such trials will not be sufficient to demonstrate their safety or efficacy, and substantial further human clinical trials must be successfully completed before such products may be approved for commercialization. There can be no assurance that DEHOP or DENSPM, or any other potential product currently in development or developed in the future, will prove to be safe or effective in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable cost or be successfully marketed.

NEED FOR ADDITIONAL FINANCING

     The Company has experienced negative cash flows from operations since its inception and has funded its activities to date primarily from equity financings. The Company has expended and will continue to expend substantial funds to continue the research and development of its products, conduct preclinical and clinical trials, establish clinical and commercial scale manufacturing in its own facilities or in the facilities of others and market its products. The amount and timing of such expenditures are subject to a number of factors. Based on its current operating plan, the Company anticipates that its existing capital resources will be adequate to satisfy its capital needs through the first quarter of 1999, but will not be sufficient to fund the Company's operations to the point of introduction of a commercially successful product. The Company's rights to receive payments from Warner-Lambert and Nippon Kayaku are dependent upon the achievement of certain development and commercialization milestones by Warner-Lambert and Nippon Kayaku, respectively, and are not within the control of the Company. Further, the capability of Warner-Lambert and Nippon Kayaku to achieve such milestones depends upon the availability and/or prioritization of sufficient funding to support necessary testing of DENSPM, the availability of trained and experienced staff for testing and the results of such testing, among other factors. As a result, no assurance can be made that such milestones will be achieved or that such payments will be received by the Company.

     The Company will require significant levels of additional capital, which it intends to raise through additional equity or debt financing, additional arrangements with corporate partners or from other sources. No assurance can be given that the necessary funds will be available for the Company to finance its development on acceptable terms or at all. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs, or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to some or all of its technologies or products.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

     Research, preclinical development, clinical trials and the manufacturing and marketing of therapeutic products under development by the Company are subject to extensive regulation by government authorities in the United States and other countries, including, but not limited to, the United States Food and Drug Administration ("FDA"). In order to obtain approval to commercialize a product, the Company must demonstrate to the satisfaction of the FDA and comparable authorities in other countries that such product is safe and effective for its intended uses and that the Company is capable of manufacturing the product to the applicable standards. In the United States, this requires that the product undergo extensive preclinical testing, that the Company file an IND with the FDA prior to commencing human clinical trials and that the Company file a New Drug Application requesting FDA approval for commercial marketing of the product.

     The approval process for the Company's product candidates is likely to take at least several years and will involve significant expenditures for which additional financing will be required. The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate partners. Although Phase I and Phase II clinical trials of DENSPM and DEHOP, respectively, are presently being conducted, further clinical trials, including large, time-consuming and more costly Phase II and Phase III clinical trials, will be required to demonstrate the safety and efficacy of DENSPM and DEHOP. There can be no assurance that the Company will have sufficient resources to complete the required regulatory review process or that the Company could survive the inability to obtain, or delays in obtaining, such approvals. Moreover, even if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Furthermore, a marketed drug, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturers, including a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Further, additional government regulation may be established that could prevent or delay regulatory approval of the Company's products.

DEPENDENCE ON EXCLUSIVE LICENSE

     All of the Company's development and commercialization rights for its products are derived from its license agreement with the University of Florida Research Foundation, Inc. (the "Foundation"). The Company's rights under the license agreement are subject to early termination under certain circumstances, including failure to pay royalties or other material breach by the Company, bankruptcy of the Company or failure by the Company to carry on its business, failure to commence marketing of a licensed product within six months of approval in any specific market, and failure to comply with the terms of the Company's sponsored research agreement with the University of Florida, among others. In the event that the license agreement terminates for any reason, the Company's rights to manufacture and market DEHOP and DENSPM and its other products would terminate.

LIMITED PERSONNEL; RELIANCE ON STRATEGIC ALLIANCES; RELIANCE ON COLLABORATIVE ARRANGEMENTS FOR RESEARCH AND DEVELOPMENT

     SunPharm has only five full-time employees and one part-time employee and is substantially dependent on third parties, with all of the risks attendant thereto, to conduct research and development, to conduct clinical trials of the Company's potential products and to manufacture DEHOP, DENSPM and other compounds for such research and development.

     The Company is dependent upon the University of Florida and Dr. Raymond Bergeron, the inventor of the Company's technology, with respect to all research and most early preclinical development of its potential products. The Company does not have, and has no immediate plans to construct, a laboratory facility. The Company has no control over the facilities where the research and development work is being performed or over the personnel performing such work. If the University of Florida breaches its obligations under its agreement with the Company, the Company's remedies may be limited by applicable law affecting actions against state agencies.

     The Company benefits significantly from and is dependent upon collaborative arrangements with the University of Florida and Dr. Bergeron. Although the Company believes that its relationships with its collaborators are good, there can be no assurance that the Company's relationships with such institutions and individuals will continue. The loss of these relationships would significantly increase the Company's expenses and could have a substantial negative effect on the Company's ability to attain its long-range objectives.

     The Company is dependent upon strategic alliances with Warner-Lambert and Nippon Kayaku with respect to the development and commercialization of DENSPM, and expects to rely upon future strategic alliances with other pharmaceutical companies with respect to other potential products. Although the Company believes that Warner-Lambert, Nippon Kayaku and any future strategic alliance partners have or will have an economic motivation to develop and commercialize such products, the amount and timing of resources to be devoted to these activities are not within the control of the Company and will be subject to the priorities of such strategic alliance partners in allocating these resources, which may not be consistent with the best interests of the Company. In addition, the Company's strategic alliance partners or their affiliates may be pursuing alternative products or technologies which may compete with the Company's products and technologies. No assurances can be given that the Company's agreements with Warner-Lambert and Nippon Kayaku, or with any other strategic alliances the Company may enter in the future, will result in the successful development or commercialization of DENSPM or other potential products, or that any such agreements will result in any significant revenues, profits or cost savings to the Company. Furthermore, no assurances can be given that the Company will be able to enter into future strategic alliance agreements on favorable terms or at all. In addition, the Company's strategic alliance partners or their affiliates may be pursuing alternative products or technologies which may compete with the Company's products and technologies.

UNCERTAINTIES AS TO PATENTS AND PROPRIETARY TECHNOLOGIES

     Subject to a nonexclusive statutory license to the United States government, the Company is the exclusive licensee of more than 25 issued United States and foreign patents and numerous pending patent applications. The Company is required to meet specified milestone and diligence requirements in order to retain its license to the patents and other proprietary rights licensed from the Foundation. No assurance can be given that the Company will satisfy any of these requirements.

     The patent position of pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions. There can be no assurance that the patents licensed from the Foundation will provide substantial protection or commercial benefit to the Company, afford the Company adequate protection from competing products, or not be challenged or declared invalid or that additional related United States or foreign patents will be issued, the occurrence of any of which could have a material adverse effect on the Company's operations. The United States government could use its rights as licensee of the Foundation's patents to increase the supply of products based on such patents or to reduce the cost of treatment with such products.

     Certain proprietary trade secrets and unpatented know-how are important to the Company. There can be no assurance that others may not independently develop the same or similar technologies. Although the Company has taken steps to protect its trade secrets and unpatented know-how, third parties nonetheless may gain access to such information.

     There has been significant litigation in the biotechnology and pharmaceutical industry regarding patents and other proprietary rights. If the Company became involved in similar litigation regarding its intellectual property rights, the cost of such litigation could be substantial.

     The limited capital resources of the Company could significantly adversely affect its ability to enforce or defend its intellectual property rights, especially against companies which have substantially more resources.

UNCERTAINTY OF HEALTH CARE REFORM MEASURES; THIRD-PARTY REIMBURSEMENT

     The Company's ability to successfully commercialize its products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations. While the legislative and regulatory proposals of President Clinton to reform the health care system have been tabled temporarily and while the Company cannot predict whether any such future legislative or regulatory proposals will be adopted, the pendency of such proposals could have a material adverse effect on the Company's ability to raise capital.
Any such reform measures, if adopted, could adversely affect the pricing of therapeutic products in the United States or the amount of reimbursement available from United States governmental agencies or third party insurers and could materially adversely affect the Company in general. Furthermore, the Company's ability to commercialize its potential product portfolio may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective collaborators for certain of the Company's proposed products.

     In both domestic and foreign markets, sales of the Company's proposed products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of the Company's proposed products are approved for marketing. Adoption of such legislation or regulations could further limit reimbursement for medical products and services.

COMPETITION; RAPID TECHNOLOGICAL CHANGE

     The Company is engaged in pharmaceutical product development characterized by extensive research efforts and rapid technological progress. There are many pharmaceutical companies, biotechnology companies, public and private universities, and research organizations actively engaged in research and development of products that may be similar to, or seek to attack the same targets as, SunPharm's products. Many of the Company's existing or potential competitors have substantially greater financial, technical, and human resources than the Company and may be better equipped to develop, manufacture, and market products. These companies may develop and introduce products and processes competitive with or superior to those of the Company. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purposes of the Company's products, which might render the Company's technology and products uncompetitive or obsolete. There can be no assurance that the Company will be able to compete successfully.

RELIANCE ON FOUNDER

     The Company is highly dependent upon Stefan Borg, its founder, President and Chief Executive Officer. The loss of Mr. Borg's services could have a material adverse effect on the Company.

PRODUCT LIABILITY EXPOSURE; LIMITED INSURANCE COVERAGE

     The testing, marketing and sale of pharmaceutical products entails a risk of product liability claims by consumers and others and such claims may be asserted against the Company. The Company does not maintain product liability insurance coverage other than $1,000,000 of primary and $1,000,000 of excess product liability coverage applicable only for DENSPM and DEHOP for the Phase I human clinical trials of DENSPM Phase I and Phase II human clinical trials of DEHOP, and, prior to marketing any product, there can be no assurance it will be able to obtain such insurance at a reasonable cost or in an amount sufficient to cover all possible liabilities. In the event of a successful product liability suit against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company. Further, SunPharm is required to indemnify the University of Florida and its trustees, officers, employees and affiliates against claims resulting from the manufacture or sale of products derived from its polyamine compounds and to have product liability coverage naming the University of Florida as an additional insured for such risks.

LACK OF MANUFACTURING EXPERIENCE OR FACILITIES

     The Company currently contracts with third parties for the production of compounds in limited quantities for its preclinical and clinical trials and currently does not possess the staff or facilities necessary to manufacture products in commercial quantities. The Company has entered into an agreement, however, for the production of clinical-scale quantities of its products by third party contractors which it believes capable of supplying its short-term requirements. There can be no assurance that the polyamine compounds or iron chelators can be manufactured by the Company or its suppliers at a cost or in quantities necessary to make such compounds commercially viable products. The Company also may encounter significant delays in obtaining supplies from third-party manufacturers or experience interruptions in its supplies. If the Company is unable to obtain adequate supplies, its business would be materially adversely affected.

VOLATILITY OF STOCK PRICE; LIQUIDATION PREFERENCE; LACK OF DIVIDENDS

     The market prices for securities of biopharmaceutical companies historically have been highly volatile. Announcements concerning the Company or its competitors, including the results of testing and clinical trials, technological innovations, or commercial products, government regulations, developments concerning proprietary rights, including patents and litigation matters, a change in status of a collaborative partner, public concern relating to the commercial value or safety of the Company's products, and stock market conditions in general may have a significant impact on the price of the Common Stock.

     The Company has not paid dividends on its Common Stock since its inception and does not intend to pay any such dividends in the foreseeable future. For the years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997, the Company incurred net losses of $2,159,001, $4,369,653, $2,836,609 and $1,867,119, respectively.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. Of the 5,667,471 shares of Common Stock outstanding as of July 31, 1997, (i) 3,839,185 shares are eligible for sale without restriction under the Securities Act (except for shares of Common Stock held by affiliates of the Company whose shares may be sold subject to the volume limitations and certain other requirements of Rule 144 under the Securities Act) or have been registered for resale under the Securities Act and (ii) 1,828,286 shares are restricted securities that may not be resold unless the resale is registered under the Securities Act or it is made subject to the volume limitations and other restrictions of Rule 144 or another exemption from registration under the Securities Act. As of July 31, 1997, 5,203,376 shares of Common Stock (or 47.9% of the total number of shares outstanding on a fully diluted basis) were issuable upon the exercise of outstanding options and warrants, of which the issuance or resale of 1,564,045 shares has been registered under the Securities Act. Additional shares may be issued upon the conversion of preferred stock in the event that the Company issues any shares of preferred stock. The existence of such warrants, options and convertible securities, as well as certain registration rights, may adversely affect the terms on which the Company may obtain additional equity financing.

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

     Commencing January 12, 1996, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon 30 days' prior written notice if the closing bid price per share of the Common Stock exceeds $12.25 (subject to adjustment) for 20 consecutive trading days ending within five days of the notice of redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. See "Description of Securities--Warrants Included in the Units."

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS

     Holders of Warrants will have the right to exercise the Warrants only if
(i) a current prospectus under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities underlying the Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Warrants, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the securities issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. See "Description of Securities--Warrants Included in the Units."

POSSIBLE RESTRICTIONS ON MARKET-MAKING ACTIVITIES IN THE COMPANY'S SECURITIES

     In connection with this offering, certain Underwriters may engage in passive market making transactions in the Common Stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Passive market making consists of displaying bids on the Nasdaq Stock Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail
and, if commenced, may be discontinued at any time.   Any temporary cessation of
such market-making activities could have a material adverse effect on the market prices of the Company's securities.

CONCENTRATION OF STOCK OWNERSHIP; FACTORS INHIBITING TAKEOVER

     As of July 31, 1997, the Company's executive officers and directors
beneficially owned approximately 40.7% of the outstanding Common Stock.   As a
result, such persons will have a substantial influence on the Company's affairs and business. In addition, the Company's Board of Directors can, without obtaining stockholder approval, issue shares of preferred stock having rights that could adversely effect the voting power of holders of the Common Stock. Also, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute. Any of the foregoing factors may delay, defer or prevent a change in control of the Company. See "Description of Securities."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains forward-looking statements. The words "anticipate," "believe," "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and financial performance and are subject to certain risks, uncertainties and assumptions, including the risk factors set forth above. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, expected, estimated or projected.

                                USE OF PROCEEDS

     The Company intends to use the proceeds from the exercise of Warrants and Unit Purchase Options, if any are exercised, for human clinical trials of DEHOP and DENSPM, research and development of other potential products and general corporate purposes. The Company will not receive any proceeds from sales, if any, of shares of Common Stock by the Selling Stockholders to the public.

                                    DILUTION

     The net tangible book value of the Common Stock of the Company as of June 30, 1997 was approximately $5,932,433 million, or approximately $1.05 per share. Net tangible book value per share of Common Stock represents the total tangible assets of the Company reduced by its total liabilities and divided by the number of shares of Common Stock outstanding.

     If the holders of all Warrants outstanding as of March 31, 1997 had exercised such Warrants as of such date at the exercise price of $8.75 per share, the adjusted pro forma net tangible book value of the Common Stock of the Company as of June 30, 1997 would have been approximately $17.5 million or approximately $2.50 per share. The increase in net tangible book value of $1.45 per share would be due solely to the purchase of the shares upon exercise of the Warrants. Holders of Warrants would have immediately incurred a dilution of $6.25 per share upon the exercise of the Warrants. "Dilution" is determined by subtracting pro forma net tangible book value per share after the exercise of all Warrants from the exercise price of the Warrants.

     If the holders of all Unit Purchase Options outstanding as of June 30, 1997 had exercised such Unit Purchase Options as of such date at the exercise price of $11.20 per Unit, the adjusted pro forma net tangible book value of the Common Stock of the Company as of June 30, 1997 would have been approximately $7.2 million or approximately $1.24 per share. The increase in net tangible book value of $0.19 per share would be due solely to the purchase of the shares of Common Stock included in the Units. Holders of Unit Purchase Options would have immediately incurred a dilution of $9.96 per share upon the exercise of the Unit Purchase Options.

                              SELLING STOCKHOLDERS

     The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock (including the shares issuable upon the exercise of the Selling Stockholder Warrants) beneficially owned by each of them as of the date of this Prospectus, the number of shares covered by this Prospectus and the amount of shares to be held by each of them after the offering covered by this Prospectus (assuming that all shares subject to this Prospectus are sold).


                                                                                                         AMOUNT TO BE HELD
                                                                                                       AFTER OFFERING (1)(2)
                                                           NUMBER OF           NUMBER OF           -----------------------------
                                                           SHARES OF           SHARES OF           NUMBER OF
                                                        COMMON STOCK         COMMON STOCK          SHARES OF
                                                          HELD BEFORE         COVERED BY            COMMON
SELLING STOCKHOLDERS                                      OFFERING          THIS PROSPECTUS          STOCK           PERCENTAGE
--------------------                                    -------------       ---------------        ---------         -----------
Richard Lander M.D. . . . . . . . . . . . . . . . . .       2,857               2,857                  --                *
Alfred G. Scheid Revocable Trust. . . . . . . . . . .       5,714               5,714                  --                *
John L. Crary . . . . . . . . . . . . . . . . . . . .      11,429              11,429                  --                *
Steven M. Gottlieb. . . . . . . . . . . . . . . . . .      11,429              11,429                  --                *
Travis Green. . . . . . . . . . . . . . . . . . . . .       5,714               5,714                  --                *
Gary I. Birnbaum. . . . . . . . . . . . . . . . . . .      11,429              11,429                  --                *
Marc and Kim Schwartz . . . . . . . . . . . . . . . .       5,714               5,714                  --                *
Gerald Kaplan . . . . . . . . . . . . . . . . . . . .       5,714               5,714                  --                *
Bruce Alan Crown Grantors Trust . . . . . . . . . . .      11,429              11,429                  --                *
Ray Ferraro . . . . . . . . . . . . . . . . . . . . .       5,714               5,714                  --                *
Stephen Gorenstein. . . . . . . . . . . . . . . . . .      11,429              11,429                  --                *
Michael L. Lowry. . . . . . . . . . . . . . . . . . .      11,429              11,429                  --                *
Sterling Investment Corporation . . . . . . . . . . .      11,429              11,429                  --                *
Robert M. Jacobs. . . . . . . . . . . . . . . . . . .      11,429              11,429                  --                *
Ronald Kassover . . . . . . . . . . . . . . . . . . .       5,714               5,714                  --                *
Richard Lander M.D. Individual Retirement Account . .       2,857               2,857                  --                *
Susan Knors . . . . . . . . . . . . . . . . . . . . .       5,714               5,714                  --                *
Steven Siegel . . . . . . . . . . . . . . . . . . . .       5,714               5,714                  --                *
Jack Tufano . . . . . . . . . . . . . . . . . . . . .       5,714               5,714                  --                *
William Ossola. . . . . . . . . . . . . . . . . . . .       5,714               5,714                  --                *
Kenneth Solomon . . . . . . . . . . . . . . . . . . .      11,429              11,429                  --                *

------------------------
*   Less than 1%
(1) Includes shares of Common Stock issuable upon exercise of the warrants issued in connection with a bridge financing conducted by the Company in 1994.
(2) Assumes all shares covered by this Prospectus are sold.

                          DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company has authorized 25,000,000 shares of Common Stock, par value $.0001 per share. As of July 31, 1997, 5,667,471 shares of Common Stock were issued and outstanding and held by 131 holders of record.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters to which stockholders may vote, including the election of directors. The holders of Common Stock are entitled to share ratably on a share for share basis with respect to any dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock included in the Units offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders, to issue up to 2,500,000 shares of Preferred Stock, par value $.001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

    The Warrants were issued pursuant to a Warrant Agreement among the Company, the Representative and Continental Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"), and are in registered form. Each of the Warrants entitles the registered holder thereof to purchase one share of Common Stock at a price of $8.75 per share at any time from the date of thereof to purchase one share of Common Stock at a price of $8.75 per share at any time from the date of issuance and prior to the close of business on January 12, 1998. The Warrants are subject to redemption by the Company commencing January 12, 1996 at $.05 per Warrant upon 30 days' written notice, provided that the closing bid price of the Common Stock exceeds $12.25 per share for 20 consecutive trading days ending within five days of the notice of redemption.

    The exercise price of the Warrants and the number and kind of shares of Common Stock or other securities and property issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock or the sale of Common Stock at less than the market price of the Common Stock other than upon exercise of options or warrants outstanding prior to the date of this Prospectus or stock options thereafter granted under the Company's stock option plans. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable holders of Warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of the Warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Warrants.

    The Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

OUTSTANDING OPTIONS AND WARRANTS

    At July 31, 1997, the Company had an aggregate of 3,093,618 shares of Common Stock reserved for issuance pursuant to outstanding options and warrants and options issued and available under the Company's 1994 Stock Option Plan and 1995 Nonemployee Directors' Stock Option Plan. The Company had outstanding options and warrants to purchase an aggregate of 5,203,376 shares of Common Stock, expiring at various period through April 2004.

TRANSFER AGENT AND REGISTRAR

    Continental Stock Transfer & Trust Company in New York, New York, is the transfer agent for the Common Stock and warrant agent for its Warrants.

REGISTRATION RIGHTS

    Pursuant to agreements between the Company and the holders of 634,100 outstanding shares of Common Stock and of warrants exercisable for an additional 524,618 shares of Common Stock, such holders have the right to require the Company to register the sale of such shares of Common Stock (the "Registrable Securities") under the Securities Act under certain circumstances. See "Risk Factors--Shares Eligible for Future Sale." Subject to certain exceptions, the holders of 50% of the Registrable Securities may require the Company to register the Registrable Securities held by them for public resale at the Company's expense, less underwriters' commissions. This right may be exercised twice, so long as at least 90% of the Registrable Securities requested to be registered were in fact registered and sold. In addition, if at any time following this offering the Company proposes to register any of its securities under the Securities Act, holders of Registrable Securities and holders of an additional 1,698,171 shares of Common Stock (including 712,736 shares which may be acquired upon exercise of outstanding options and warrants) are entitled, subject to certain restrictions, to include their Registrable Securities in such registration. The Company is required to bear all registration and selling expenses other than underwriters' commissions in connection with the registration of Registrable Securities for the two required registrations and for all Company-initiated registrations.

DELAWARE BUSINESS COMBINATION STATUTE

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

                             PLAN OF DISTRIBUTION

    The Selling Stockholders may offer the shares of Common Stock subject to this Prospectus from time to time for their own account in transactions on The Nasdaq Small Cap Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The methods by which the shares may be sold include (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (iv) privately negotiated transactions.

    None of the proceeds from the sale of the shares of Common Stock subject to this Prospectus by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the Selling Stockholders. The Selling Stockholders and any broker-dealers participating in the distribution of the shares of Common Stock subject to this Prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Shares by the Selling Stockholders and any commissions received by any such broker-dealers may be deemed to be underwriting commission under the Securities Act.

    The shares of Common Stock subject to this Prospectus have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the shares should confirm registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

    If underwriters are used in any offering of shares of Common Stock, the underwriter or underwriters with respect to such offering will be named in a Prospectus Supplement. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the shares of Common Stock offered thereby. Firms not so named will have no direct or indirect participation in the underwriting of such Common Stock, although such a firm may participate in the distribution of such Common Stock under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the Prospectus Supplement relating to such offering, any underwriting agreement pertaining to any offering of shares of Common Stock will (i) entitle the underwriters to indemnification by the Company and the Selling Stockholders against certain civil liabilities under the Securities Act; (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent; and (iii) provide that the underwriters will be obligated to purchase all shares of such Common Stock so offered if any shares are purchased. If underwriters are used in any offering of Common Stock, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

    Underwriters, brokers and dealers may engage in transactions with or perform services for the Company in the ordinary course of business.

    Offers to purchase Common Stock may be solicited, and sales thereof may be made, by the Selling Stockholders directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. Certain of such purchasers may be deemed to be underwriters with respect to any resale by them of Common Stock so acquired. This Prospectus may be delivered by any such purchaser in connection with any such resales. Such resales may be through underwriters, brokers or dealers, or directly to one or more purchasers, all in the manner described above.

    NEW JERSEY INVESTORS: The Securities offered by the Selling Stockholders may be sold in New Jersey only through a registered broker-dealer or in reliance upon an exemption from registration under the Securities Act.

                                LEGAL MATTERS

    Certain legal matters with respect to the validity of the securities offered hereby have been passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to recurring losses incurred by the Company from inception and to an uncertainty surrounding the Company's ability to obtain sufficient financing in 1997 which raises substantial doubt about the Company's ability to continue as a going concern), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVER OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL AT ANY TIME IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                              TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Available Information ....................................................  2
Incorporation of Certain Documents
   by Reference ..........................................................  2
The Company ..............................................................  3
Risk Factors .............................................................  4
Use of Proceeds .......................................................... 10
Dilution ................................................................. 10
Selling Stockholders ..................................................... 11
Description of Securities ................................................ 12
Plan of Distribution ..................................................... 13
Legal Matters ............................................................ 14
Experts .................................................................. 14



                             SUNPHARM CORPORATION



                       1,485,000 SHARES OF COMMON STOCK
                    ISSUABLE UPON EXERCISE OF WARRANTS AND
                            UNIT PURCHASE OPTIONS

                        110,000 WARRANTS ISSUABLE UPON
                      EXERCISE OF UNIT PURCHASE OPTIONS

                        165,715 SHARES OF COMMON STOCK
                       OFFERED BY SELLING STOCKHOLDERS




                                  -----------
                                  PROSPECTUS
                                  -----------




                                 August 8, 1997

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

SEC registration fee . . . . . . . . . . . . . . . . . . .       $    --(1)
Printing and engraving expenses. . . . . . . . . . . . . .         1,000
Blue Sky fees and expenses . . . . . . . . . . . . . . . .            --
Legal fees and expenses. . . . . . . . . . . . . . . . . .        15,000
Accounting fees and expenses . . . . . . . . . . . . . . .         5,000
Miscellaneous fees and expenses. . . . . . . . . . . . . .         3,000
                                                                 -------
        TOTAL. . . . . . . . . . . . . . . . . . . . . . .       $25,000
                                                                 -------
                                                                 -------
-------------------
(1) Previously paid in connection with the filing of the Company's Registration Statement on Form SB-2 to which this post-effective amendment relates.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Reference is made to Article VII of the By-Laws of the Company (filed as Exhibit 3.2) to the Company's Annual Report on Form 10-KSB for the fiscal ended December 31, 1996 and to Section 145 of the Delaware General Corporation Law, which, among other things and subject to certain conditions, authorize the Company to indemnify each of its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such officers or directors. Reference is further made to the Company's 1995 underwriting agreement (filed as Exhibit 1.1) to the Registration Statement on Form SB-2 (No. 33-85416-A) as filed on January 10, 1995, which contains provisions for the indemnification of directors, officers and controlling persons of the Company under certain circumstances.

ITEM 16.  EXHIBITS

   EXHIBIT NO.          DESCRIPTION
   -----------          -----------
     *5.1          Opinion of Andrews & Kurth L.L.P.
     23.1          Consent of Deloitte & Touche LLP
    *23.2          Consent of Andrews & Kurth L.L.P. (included in opinion filed as Exhibit 5.1).
     24.1          Power of Attorney (included on signature page).

* Previously filed

ITEM 17.  UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on August 7, 1997.

                                            SUNPHARM CORPORATION


Date: August 7, 1997                        By:
                                               -------------------------------
                                               Stefan Borg
                                               President and Chief Executive
                                                 Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stefan Borg his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                   TITLE                        DATE
              ---------                   -----                        ----

   /s/ Stefan Borg             President, Director and Chief      August 7, 1997
------------------------------ Executive Officer (PRINCIPAL
   Stefan Borg                 EXECUTIVE AND ACCOUNTING OFFICER)

   /s/ Philip R. Tracy         Chairman of the Board              August 7, 1997
------------------------------ of Directors
   Philip R. Tracy

   /s/ Charles Dimmler, III    Chairman of the Board              August 7, 1997
------------------------------ of Directors
   Charles Dimmler, III

   /s/ Jerry T. Jackson        Director                           August 7, 1997
------------------------------
   Jerry T. Jackson

   /s/ Robert S. Janicki       Director                           August 7, 1997
------------------------------
   Robert S. Janicki

   /s/ Norman H. Lipoff        Director                           August 7, 1997
------------------------------
   Norman H. Lipoff

   /s/ Jacques F. Rejeange     Director                           August 7, 1997
------------------------------
   Jacques F. Rejeange

   /s/ Robert A. Schoellhorn   Director                           August 7, 1997
------------------------------
   Robert A. Schoellhorn

   /s/ George B. Schwartz      Director                           August 7, 1997
------------------------------
   George B. Schwartz

                               INDEX TO EXHIBITS


     EXHIBIT NO.      DESCRIPTION
     -----------      -----------
       *5.1           Opinion of Andrews & Kurth L.L.P.

       23.1           Consent of Deloitte & Touche LLP

      *23.2           Consent of Andrews & Kurth L.L.P. (included in opinion
                        filed as Exhibit 5.1).

       24.1           Power of Attorney (included on signature page).


-------------------
* Previously filed.